EXHIBIT 99.1
LIVE NATION ENHANCES FLEXIBILITY WITH CREDIT AGREEMENT AMENDMENT

LOS ANGELES (July 31, 2020) – Live Nation Entertainment, Inc. (NYSE: LYV) (the “company”), today announced an amendment to its existing credit agreement, which gives the company increased flexibility in its debt covenants.

“This amendment provides us additional financial flexibility so that Live Nation is ready to unite fans and artists quickly when the time is right,” said Michael Rapino, President and Chief Executive Officer of Live Nation Entertainment. “Given our strong liquidity position, we believe the change to a liquidity test allows the seamless operation of our business over the next year, by which time we expect concerts to be returning to scale.”

The amendment extends the time period during which Live Nation’s maintenance covenant will focus on liquidity metrics, continuing the substitution of the net leverage covenant with the liquidity covenant under its existing senior secured credit agreement. Under the terms of the agreement, the lenders have agreed to further suspend Live Nation’s net leverage covenant until December 31, 2021, unless the company elects to resume the net leverage covenant testing earlier. Previously, this suspension was due to last through September 30, 2020. In addition, the net leverage covenant test has been amended and increased on favorable terms.

Additional details on the terms of the amendment can be found on the company's Form 8-K filed with the Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the impact of the amendments to the company’s credit agreement on the operation of its business in the next year, and the company’s current expectations for when concerts will return to scale. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to uncertainty regarding the duration and magnitude of the global COVID-19 pandemic and its ancillary effects, operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.

Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

Live Nation Media Contact:
Media@livenation.com
Live Nation Investor Contact:
IR@livenation.com